Exhibit 4.3

EXCHANGE RIGHTS AGREEMENT

THIS EXCHANGE RIGHTS AGREEMENT (the “Agreement”) is made this 1st day of June, 2018,

BETWEEN:

GMS INC., a corporation existing under the laws of the State of Delaware (“GMS”)

- and -

CANADA GYPSUM MANAGEMENT AND SUPPLY, INC., a corporation incorporated under the laws of the Province of British Columbia (“Exchangeco”)

- and -

GYP CANADA HOLDINGS III CORP., a corporation incorporated under the laws of the Province of British Columbia (“Callco”)

- and -

THE PERSONS IDENTIFIED ON SCHEDULE A HERETO (the “Initial Exchangeable Shareholders”)

WHEREAS pursuant to the terms of a securities purchase agreement dated April 4, 2018 (the “Purchase Agreement”) among, inter alia, GMS, TorQuest Partners Fund III, L.P., TorQuest Capital Fund III, L.P., and the individual sellers identified on Schedule B to the Purchase Agreement, on the date hereof, Exchangeco acquired all of the outstanding partnership interests and shares of the Acquired Entities (as defined in the Purchase Agreement) in exchange for, among other consideration, the issuance on the date hereof of non-voting exchangeable shares of Exchangeco (the “Exchangeable Shares”) to the Initial Exchangeable Shareholders;

AND WHEREAS in accordance with the terms of the Purchase Agreement, the Parties agreed to enter into, on the date hereof: (i) this exchange rights agreement which sets out certain rights and obligations of the Parties in respect of the Exchangeable Shares; and (ii) a support agreement (the “Support Agreement”) between GMS, Exchangeco, Callco and the Initial Exchangeable Shareholders setting out certain additional covenants of the Parties pertaining to the facilitation of the retraction, redemption, call, put and other exchange rights contemplated in this Agreement and the Exchangeable Share Provisions (as defined below);

NOW, THEREFORE, IN CONSIDERATION of the premises and the respective covenants and agreements contained herein and in the Purchase Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1                                                                               Defined Terms. In this Agreement, each term capitalized herein and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares set forth in the articles of Exchangeco (the “Exchangeable Share Provisions”) unless something in the subject matter or context is inconsistent therewith.

1.2                                                                               Definitions. In this Agreement, the following terms shall have the following meanings:

“Affiliate” has the meaning ascribed thereto in the BCBCA (as defined below).

“Agreement” has the meaning ascribed thereto in the Introduction.

“Automatic Exchange Rights” means the benefit to the Exchangeable Shareholder of the obligation of GMS to effect the automatic exchange of Exchangeable Shares for GMS Common Shares pursuant to Section 2.9.

“BCBCA” means the Business Corporations Act (British Columbia), as amended.

“Callco” has the meaning ascribed thereto in the Introduction.

“Callco Call Notice” has the meaning ascribed thereto in Section 5.2.

“Constating Documents” means the certificate of incorporation, notice of articles and articles of Exchangeco, as amended.

“Exchangeable Shares” has the meaning ascribed thereto in the Recitals.

“Exchangeable Share Consideration” has the meaning ascribed thereto in Section 2.2(1).

“Exchangeable Share Provisions” the meaning ascribed thereto in Section 1.1.

“Exchangeable Shareholders” means initially the Initial Exchangeable Shareholders, and after the date hereof, those Persons shown from time to time in the register maintained by or on behalf of Exchangeco in respect of the Exchangeable Shares as holders of Exchangeable Shares.

“Exchangeable Shareholders’ Put Event” has the meaning ascribed thereto in Section 2.1.

“Exchangeable Shareholders’ Put Right” has the meaning ascribed thereto in Section 2.1.

“Exchangeco” has the meaning ascribed thereto in the Introduction.

“Exchanged Shares” has the meaning ascribed thereto in Section 2.1.

“GMS” has the meaning ascribed thereto in the Introduction.

“GMS Common Shares” means the shares of common stock of GMS, par value $0.01 per share, and any other securities into which such shares may be exchanged.

“GMS Stockholders Agreement” means the stockholders agreement dated May 29, 2015 amongst the stockholders of GMS, as may be amended.

“GMS Successor” has the meaning ascribed thereto in Section 6.1.

“Initial Exchangeable Shareholders” has the meaning ascribed thereto in the Recitals.

“Insolvency Event” means the institution by Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be liquidated, dissolved or wound-up, or the consent of Exchangeco to the institution of bankruptcy, insolvency, liquidation, dissolution or winding up proceedings against it, or the filing of a petition, answer or consent seeking liquidation, dissolution or winding up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors’ Arrangement Act (Canada) or the Bankruptcy and Insolvency Act (Canada), and the failure by Exchangeco to contest in good faith any such proceedings instituted by any Person other than Exchangeco commenced in respect of Exchangeco within thirty (30) days of becoming aware thereof, or the consent by Exchangeco to the filing of any such petition or to the appointment of a receiver, or the making by Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Exchangeco of its inability to pay its debts generally as they become due, or Exchangeco not being permitted, pursuant to solvency requirements of applicable law, to purchase any Retracted Shares pursuant to the Exchangeable Share Provisions.

“Later Redemption Date” has the meaning ascribed thereto in Section 4.1.

“Liquidation Call Purchase Price” has the meaning ascribed thereto in Section 3.1.

“Liquidation Call Right” has the meaning ascribed thereto in Section 3.1.

“Liquidation Event” has the meaning ascribed thereto in Subsection 2.9(1).

“Liquidation Event Effective Date” has the meaning ascribed thereto in Subsection 2.9(2).

“Liquidation Event Purchase Price” has the meaning ascribed thereto in Subsection 2.9(2).

“Notice of Exercise” has the meaning ascribed thereto in Section 2.3(2).

“Officer’s Certificate” means, with respect to GMS, Exchangeco or any Affiliate thereof, as the case may be, a certificate signed by any officer or director of GMS, Exchangeco or any Affiliate thereof, as the case may be.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and “Parties” means every Party.

“Purchase Agreement” has the meaning ascribed thereto in the Recitals.

“Redemption Call Event” means the receipt by Callco of a Redemption Notice pursuant to Article 8 of the Exchangeable Share Provisions.

“Redemption Call Right” has the meaning ascribed thereto in Section 4.1.

“Redemption Call Purchase Price” has the meaning ascribed thereto in Section 4.1.

“Retracted Shares” has the meaning ascribed thereto in Section 2.5.

“Retraction Call Notice” has the meaning ascribed thereto in Section 5.1.

“Retraction Call Purchase Price” has the meaning ascribed thereto in Section 5.1.

“Retraction Call Right” has the meaning ascribed thereto in Section 5.1.

“US Securities Act” has the meaning ascribed thereto in Section 2.3.

1.3                                                                               Headings; Article and Section References. The division of this Agreement into Articles, Sections, Subsections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an “Article”, “Section” or “Subsection” followed by a number and/or a letter refer to the specified Article, Section or Subsection of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section, Subsection or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.4                                                                               Number and Gender. Unless the context requires otherwise, words importing the singular shall include the plural and vice versa and words importing gender shall include all genders.

1.5                                                                               Date for Action. If any date on which any action is required to be taken under this Agreement is not a Business Day, then such action shall be required to be taken on the next succeeding Business Day.

1.6                                                                               Payments. All payments to be made hereunder will be made without interest and less any tax required or permitted (to the extent that absent such permitted withholding, the payor would be liable for taxes, interest and/or penalties in connection with the payment) by applicable law to be deducted and withheld therefrom.

ARTICLE 2

EXCHANGE RIGHT

2.1                                                                               Grant of Put Right. Subject to Callco’s call rights under this Agreement, Callco hereby grants to each of the Exchangeable Shareholders the right, exercisable upon the occurrence and during the continuance of: (i) an Insolvency Event, or (ii) subject to the Liquidation Call Right and Redemption Call Right, any event causing the automatic exchange of the Exchangeable Shares for GMS Common Shares or requiring the Exchangeable Shareholders to exchange their Exchangeable Shares for GMS Common Shares (each an “Exchangeable Shareholder Put Event”), to require Callco to purchase from such Exchangeable Shareholder all or any part of the Exchangeable Shares held by such Exchangeable Shareholder (the “Exchanged Shares”), all in accordance with the provisions of this Agreement and the Exchangeable Share Provisions (the “Exchangeable Shareholders’ Put Right”).

2.2                                                                               Purchase Price.

(1)                                 The purchase price payable by Callco for each Exchangeable Share to be purchased by Callco upon the exercise of the Exchangeable Shareholders’ Put Right shall be an amount per Exchangeable Share equal to the sum of: (i) the closing price on the New York Stock Exchange of a GMS Common Share on the last Business Day (that is a trading day) prior to the day of closing of the purchase and sale of such Exchangeable Share under the

Exchangeable Shareholders’ Put Right; and (ii) the Additional Amount (if any) (together, the “Exchangeable Share Consideration”).

(2)                                 In connection with each exercise by an Exchangeable Shareholder of the Exchangeable Shareholders’ Put Right, Callco will provide to the Exchangeable Shareholders exercising such rights an Officer’s Certificate setting forth the calculation of the Exchangeable Share Consideration.

(3)                                 Payment of the Exchangeable Share Consideration (other than any Additional Amount) in respect of each Exchangeable Share so purchased shall be satisfied by Callco by causing to be issued or transferred to each holder of such Exchangeable Share one GMS Common Share in accordance with Article 5 of the Exchangeable Share Provisions (which shares shall be fully paid and shall be free and clear of any lien, claims or encumbrance other than restrictions on transfer under applicable securities laws and pursuant to any agreements entered into by the Exchangeable Shareholder) plus the payment of the Additional Amount in accordance with subsection 2.2(4) below, if any, and in all cases less any amounts on account of tax required or permitted (to the extent that absent such permitted withholding, the payor would be liable for taxes, interest and/or penalties in connection with the payment) to be deducted and withheld therefrom.

(4)                                 Payment of the Additional Amount shall be satisfied in cash by delivery of a cheque of Callco to the Exchangeable Shareholder or, at the option of the applicable Exchangeable Shareholder, be satisfied by the issuance and delivery of additional GMS Common Shares (rounded down to the nearest whole number) having a value equal to the Additional Amount as calculated by the board of directors of Callco in good faith.

2.3                                                                               Exercise Instructions.

(1)                                 Subject to the terms and conditions herein, an Exchangeable Shareholder shall be entitled upon the occurrence of an Exchangeable Shareholder Put Event, to exercise the Exchangeable Shareholders’ Put Right with respect to all or any part of the Exchangeable Shares registered in the name of such Exchangeable Shareholder on the books of Exchangeco.

(2)                                 To exercise the Exchangeable Shareholders’ Put Right, the Exchangeable Shareholder shall deliver to Callco, in person or by certified or registered mail, at its principal corporate office in the Province of British Columbia or at such other place as Callco may from time to time designate by written notice to the Exchangeable Shareholders, the certificates (if any) representing the Exchangeable Shares which such Exchangeable Shareholder desires Callco to purchase, duly endorsed in blank, and such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the Constating Documents, together with (a) a duly completed notice of exercise (the “Notice of Exercise”) of the Exchangeable Shareholders’ Put Right, in the form attached hereto as Schedule “B”, stating: (i) that the Exchangeable Shareholder thereby exercises the Exchangeable Shareholders’ Put Rights, as applicable, so as to require Callco to purchase from such Exchangeable Shareholder the number of Exchangeable Shares specified therein; (ii) that such Exchangeable Shareholder has good title to and owns all such Exchangeable Shares to be acquired by Callco free and clear of all liens, claims and encumbrances; (iii) that such Exchangeable Shareholder is not a non-resident of Canada for purposes of the Income Tax Act (Canada); (iv) the name(s) in which the GMS Common Shares issuable in connection with the exercise of the Exchangeable Shareholders’ Put Rights are to be issued; (v) that it will provide Callco or any of its Affiliates with such representations or certificates as are reasonably requested by Callco or any of its Affiliates in order to comply with the U.S. Securities Act of 1933, as amended (the “US Securities Act”) and all other applicable securities legislation; and (vi) whether payment of any Additional Amount is to be satisfied by delivery of GMS Common Shares or in cash, and (b) payment (or evidence of payment satisfactory to Exchangeco and GMS) of the taxes, if any, payable as contemplated by Section 8.5.

(3)                                 To the extent that any certificates representing the Exchangeable Shares are issued, if only a part of the Exchangeable Shares represented by any such certificate or certificates delivered to Callco are to be purchased by Callco or an Affiliate of Callco under the Exchangeable Shareholders’ Put Right, then a new certificate for the balance of such Exchangeable Shares shall be issued to such Exchangeable Shareholder by Exchangeco.

2.4                                                                               Delivery of GMS Common Shares; Effect of Exercise. Promptly after receipt of the documents and instruments of transfer in respect of the Exchangeable Shares which the Exchangeable Shareholder desires Callco to purchase under the Exchangeable Shareholders’ Put Rights, together with a duly completed form of Notice of Exercise of the Exchangeable Shareholders’ Put Right (and payment of taxes, if any, or evidence thereof) and the certificates (if any) representing such Exchangeable Shares, Callco shall deliver or cause to be delivered to the holder of such Exchangeable Shares (or to such other Persons, if any, properly designated by such Exchangeable Shareholder), the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchangeable Shareholders’ Put Right. At the close of business on the second Business Day after the receipt by Callco of the Notice of Exercise in respect of the Exchangeable Shareholders’ Put Right as provided in this Section 2.4, the closing of the transaction of purchase and sale contemplated shall be deemed to have occurred, and the holder of such Exchangeable Shares shall be deemed to have transferred to Callco all of its right, title and interest in and to such Exchangeable Shares, and the Exchangeable Shareholders’ Put Rights and the Automatic Exchange Rights attaching thereto shall be extinguished, and the Exchangeable Shareholder shall cease to be a holder of such Exchangeable Shares, and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its proportionate part of the total purchase price therefor, unless the requisite Exchangeable Share Consideration is not delivered by Callco to such Exchangeable Shareholder (or to such other Persons, if any, properly designated by such Exchangeable Shareholder), within five (5) Business Days of the date of the Notice of Exercise, in which case the rights of the Exchangeable Shareholder shall remain unaffected until such Exchangeable Share Consideration is so delivered and any cheque included therein is delivered and paid. Concurrently with such Exchangeable Shareholder ceasing to be a holder of Exchangeable Shares, such Exchangeable Shareholder shall be considered and deemed for all purposes to be the holder of the GMS Common Shares delivered to such Exchangeable Shareholder pursuant to the Exchangeable Shareholders’ Put Right.

2.5                                                                               Exercise of Exchangeable Shareholders’ Put Right Subsequent to Retraction. In the event that an Exchangeable Shareholder has exercised its right under the Exchangeable Share Provisions to require Exchangeco to redeem any or all of the Exchangeable Shares held by such Exchangeable Shareholder (the “Retracted Shares”) and is notified by Exchangeco pursuant to the Exchangeable Share Provisions that Exchangeco will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Exchangeable Shareholder has not revoked the Retraction Request delivered by the Exchangeable Shareholder to Exchangeco pursuant to the Exchangeable Share Provisions, the Retraction Request will constitute and will be deemed to constitute notice from the Exchangeable Shareholder to Callco to exercise the Exchangeable Shareholders’ Put Right with respect to those Retracted Shares which Exchangeco is unable to redeem. In any such event,

Exchangeco hereby agrees with the Exchangeable Shareholder to promptly notify the Exchangeable Shareholder of such prohibition against Exchangeco redeeming all of the Retracted Shares and to promptly forward or cause to be forwarded to Callco all relevant materials delivered by the Exchangeable Shareholder to Exchangeco in connection with such proposed redemption of the Retracted Shares (including, without limitation, a copy of the Retraction Request delivered pursuant to the Exchangeable Share Provisions) and Callco will thereupon purchase such shares in accordance with this Article 2.

2.6                                                                               Notice of Insolvency Event. As soon as practicable following the occurrence of an Insolvency Event or any event which with the giving of notice or the passage of time or both would be an Insolvency Event, each of GMS and Exchangeco shall give written notice thereof to each Exchangeable Shareholder, which notice shall contain a brief statement of the right of the Exchangeable Shareholders with respect to the Exchangeable Shareholders’ Put Right.

2.7                                                                               Call Rights. The Liquidation Call Right, the Retraction Call Right and the Redemption Call Right are hereby acknowledged and confirmed by the Parties, and it is agreed and acknowledged that such rights are granted as part of the consideration for the obligations of GMS and Callco under this Agreement.

2.8                                                                               Grant and Ownership of Automatic Exchange Rights. GMS hereby grants the Automatic Exchange Rights to the Exchangeable Shareholders.

2.9                                                                               Automatic Exchange on Liquidation of GMS.

(1)                                 GMS will give each Exchangeable Shareholder written notice of each of the following events (each a “Liquidation Event”) at the time set forth below:

(a)                                 in the event of any determination by the board of directors of GMS to institute voluntary liquidation, dissolution or winding-up proceedings with respect to GMS or to affect any other distribution of assets of GMS among its stockholders for the purpose of winding up it affairs, at least thirty (30) days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(b)                                 as soon as practicable following the earlier of:

(i)           receipt by GMS of notice of; and

(ii)          GMS’s otherwise becoming aware,

of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of GMS or to affect any other distribution of assets of GMS among its stockholders for the purpose of winding up its affairs, in each case where GMS has failed to contest in good faith any such proceeding commenced in respect of GMS within thirty (30) days of becoming aware thereof.

Such notice shall include a brief description of the Automatic Exchange Rights.

(2)                                 In order that the Exchangeable Shareholders will be able to participate on a pro rata basis with the holders of GMS Common Shares in the distribution of assets of GMS in connection with a Liquidation Event, immediately prior to the effective date of a Liquidation Event (the “Liquidation Event Effective Date”), subject to each of the Liquidation Call Right and Exchangeable Shareholders’ Put Right not having been exercised, each of the then outstanding Exchangeable Shares shall be automatically exchanged for GMS Common Shares. To effect such automatic exchange, GMS shall be deemed to have purchased each Exchangeable Share outstanding on the Liquidation Event Effective Date held by Exchangeable Shareholders, and each Exchangeable Shareholder shall be deemed to have sold the Exchangeable Shares held by it at such time to GMS, for an amount per share equal to the Exchangeable Share Consideration applicable on the last Business Day prior to the Liquidation Event Effective Date (collectively, the “Liquidation Event Purchase Price”). In connection with each exercise of the Automatic Exchange Rights, GMS will provide to the Exchangeable Shareholders exercising such rights an Officer’s Certificate setting forth the calculation of the Exchangeable Share Consideration. The purchase price for each Exchangeable Share so purchased may only be satisfied by GMS delivering or causing to be delivered to an Exchangeable Shareholder such number of GMS Common Shares determined in accordance with Section 2.2 in satisfaction of the Exchangeable Share Consideration less any amounts on account of tax required to be deducted or withheld under applicable law and in the manner provided in section 13.3 of the Exchangeable Share Provisions. For greater certainty, GMS Common Shares shall be delivered in satisfaction of the Additional Amount, if any.

(3)                                 On the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares shall be deemed to have occurred, and each Exchangeable Shareholder shall be deemed to have transferred to GMS all of such Exchangeable Shareholder’s right, title and interest in and to such Exchangeable Shares and the Exchangeable Shareholders’ Put Right and the Automatic Exchange Rights attaching thereto, except that each Exchangeable Shareholder shall have the right to receive such holder’s proportionate part of the total Liquidation Event Purchase Price payable to such Exchangeable Shareholder by GMS (less any amounts on account of tax required or permitted (to the extent that absent such permitted withholding, the payor would be liable for taxes, interest and/or penalties in connection with the payment) to be deducted and withheld therefrom) upon presentation and surrender by such Exchangeable Shareholder of Exchangeable Share certificates (if any), duly endorsed in blank, and such instruments of transfer as GMS may reasonably require including, without limitation, a representation and warranty that the Exchangeable Shareholder is not a non-resident of Canada for purposes of the Income Tax Act (Canada). Concurrently with such Exchangeable Shareholders ceasing to be an Exchangeable Shareholder, such Exchangeable Shareholders shall be considered and deemed for all purposes to be the holders of the GMS Common Shares issued to them as the Exchangeable Share Consideration pursuant to the automatic exchange of Exchangeable Shares and GMS shall promptly cause the issuance of such GMS Common Shares.

2.10                                                                        GMS Common Shares. GMS hereby represents, warrants and covenants that the GMS Common Shares issuable as required herein will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance other than restrictions on transfer under applicable securities laws and pursuant to any agreements entered into by the Exchangeable Shareholder.

2.11                                                                        Restricted Securities.

(1)                                 Each holder of Exchangeable Shares acknowledges and agrees that (a) the Exchangeable Shares acquired by such holder (including any GMS Common Shares issued to such holder in exchange for such Exchangeable Shares) are being acquired for investment purposes only and not with a view to any public distribution thereof, and (b) such holder shall not offer to sell or otherwise dispose of its Exchangeable Shares (or any GMS Common Shares issued to such holder in exchange for such Exchangeable Shares) in violation of any of the registration requirements of the US Securities Act.

(2)                                 Each holder of Exchangeable Shares acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Exchangeable Shares (including any GMS Common Shares issued to such holder in exchange for such Exchangeable Shares), and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in all of the Exchangeable Shares to be acquired by it (including any GMS Common Shares issued to such holder in exchange for such Exchangeable Shares).

(3)                                 Each holder of Exchangeable Shares confirms that, as of the date of the Purchase Agreement and as of the time immediately prior to such holder’s acquisition of the Exchangeable Shares, such holder was an “accredited investor” as such term is defined in Regulation D under the US Securities Act, and agrees to provide any information, documentation, representation or warranty reasonably requested in connection with confirming such holder’s “accredited investor” status.

(4)                                 Each holder of Exchangeable Shares confirms that it understands and agrees that if the registrations contemplated in Section 8.10 of the Purchase Agreement are not complete, the Exchangeable Shares and any GMS Common Shares issued in exchange therefor shall not be registered pursuant to the US Securities Act and that, as a result, all of the Exchangeable Shares and all GMS Common Shares issued in exchange therefor shall constitute “restricted securities” under US federal and state securities laws.

2.12                                                                        No Transfers of Exchangeable Share. No transfer of Exchangeable Shares shall be permitted by any Exchangeable Shareholder and Exchangeco shall not register any such purported transfer on the securities register of Exchangeco.

2.13                                                                        Required Hold Period. Subject to Section 2.12, the Exchangeable Shareholders hereby agree that until the date that is the first anniversary of the date hereof, without the prior written consent of GMS, the Exchangeable Shareholders will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any GMS Common Shares or securities convertible from or exchangeable or exercisable for any Exchangeable Shares or GMS Common Shares, whether now owned or hereafter acquired by the Exchangeable Shareholders, or with respect to which any Exchangeable Shareholder now has or hereafter acquires the power of disposition, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the GMS Common Shares, whether any such aforementioned transaction is to be settled by delivery of the GMS Common Shares or such other securities, in cash or otherwise.

ARTICLE 3

LIQUIDATION CALL RIGHT

3.1                                                                               Liquidation Call Right. Subject to the requirements of Section 3.2, Callco shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Exchangeco and notwithstanding Article 6 of the Exchangeable Share Provisions, to purchase from all, but not less than all, of the Exchangeable Shareholders (other than any Exchangeable Shareholder which is an Affiliate of GMS) on the Liquidation Date all, but not less than all, of the Exchangeable Shares held by each such Exchangeable Shareholder on payment by Callco to each such Exchangeable Shareholder an amount per Exchangeable Share equal to the Exchangeable Share Consideration applicable on the Business Day prior to the Liquidation Date (the “Liquidation Call Purchase Price”). In the event of the exercise of the Liquidation Call Right by Callco, each Exchangeable Shareholder (other than any Exchangeable Shareholder which is an Affiliate of GMS) shall be obligated to sell all the Exchangeable Shares held by such Exchangeable Shareholder to Callco on the Liquidation Date on payment by Callco to the Exchangeable Shareholder of the Liquidation Call Purchase Price less any amounts on account of tax required or permitted (to the extent that absent such permitted withholding, the payor would be liable for taxes, interest and/or penalties in connection with the payment) to be deducted and withheld therefrom under applicable law for each such Exchangeable Share and Exchangeco shall have no obligation to pay the Liquidation Amount to the holders of such Exchangeable Shares so purchased by Callco.

3.2                                                                               Notice of Exercise of Liquidation Call Right. To exercise the Liquidation Call Right, Callco must notify the Exchangeable Shareholders and Exchangeco of Callco’s intention to exercise such right at least thirty (30) days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of Exchangeco and at least five (5) Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of Exchangeco. If Callco duly exercises the Liquidation Call Right in accordance with Sections 3.1, 3.2 and 3.3, on the Liquidation Date, Callco will purchase and the Exchangeable Shareholders (other than any Exchangeable Shareholder which is an Affiliate of GMS) will sell all of the Exchangeable Shares then outstanding for a price per Exchangeable Share equal to the Liquidation Call Purchase Price which price shall be satisfied in the manner set forth in Section 3.3, and Exchangeco will not redeem the Exchangeable Shares held by such Exchangeable Shareholders in accordance with Article 6 of the Exchangeable Share Provisions.

3.3                                                                               Exercise of Liquidation Call Right. For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Liquidation Call Right, Callco shall deliver or cause to be delivered to the holders of the Exchangeable Shares the Liquidation Call Purchase Price for each Exchangeable Share, on or before the Liquidation Date, upon presentation and surrender at the registered office of Exchangeco of the certificates (if any) representing such Exchangeable Shares and such documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the Constating Documents, including a representation and warranty by each holder of Exchangeable Shares to be redeemed that such Exchangeable Shareholder is not a non-resident of Canada for purposes of the Income Tax Act (Canada). Payment of the Liquidation Call Purchase Price shall be made by delivery to each Exchangeable Shareholder (other than any Exchangeable Shareholder which is an Affiliate of GMS), at the address of the holder recorded in the register of shareholders of Exchangeco or by holding for pick-up by the holder at the registered office of Exchangeco, of the Exchangeable Share Consideration (satisfied in accordance with Sections 2.2(3) and 2.2(4)) less any amounts properly withheld in accordance with applicable law and Section 13.3 of the Exchangeable Share Provisions. Upon such payment of the total Liquidation Call Purchase Price, the Exchangeable Shareholders (other than any Exchangeable Shareholder which is an Affiliate of GMS) shall thereafter be considered and deemed for all purposes to be the holders of GMS Common Shares delivered to them as part or all of the

Exchangeable Share Consideration notwithstanding that the certificate or certificates (if any) representing such Exchangeable Shares have not been delivered by the holder or holders thereof to Callco.

ARTICLE 4

REDEMPTION CALL RIGHT

4.1                                                                               Redemption Call Right. Upon the occurrence of a Redemption Call Event, Callco shall have the overriding right (the “Redemption Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by Exchangeco pursuant to Article 8 of the Exchangeable Share Provisions, to purchase from all but not less than all of the Exchangeable Shareholders (other than any Exchangeable Shareholder which is an Affiliate of GMS) on the Redemption Date or, if the Exchangeable Shares have not otherwise been redeemed or retracted by such date, any date following the Redemption Date (the “Later Redemption Date”), all but not less than all of the Exchangeable Shares held by each such holder on payment by Callco to each such Exchangeable Shareholder of an amount per Exchangeable Share (the “Redemption Call Purchase Price”) equal to the Exchangeable Share Consideration on the last Business Day prior to the Redemption Date or the Later Redemption Date, as applicable. In the event of the exercise of the Redemption Call Right by Callco, each Exchangeable Shareholder shall be obligated to sell all the Exchangeable Shares held by the Exchangeable Shareholder to Callco on the Redemption Date or the Later Redemption Date, as applicable, on payment by Callco to the Exchangeable Shareholder of the Redemption Call Purchase Price for each such Exchangeable Share, and Exchangeco shall have no obligation to redeem such Exchangeable Shares so purchased by Callco.

4.2                                                                               Notice of Exercise of Redemption Call Right. To exercise the Redemption Call Right, Callco must notify (i) Exchangeco of Callco’s intention to exercise such right within five (5) Business Days of receiving the Redemption Notice from Exchangeco in accordance with Section 8.2(a) of the Exchangeable Share Provisions and (ii) the Exchangeable Shareholders in accordance with Subsection 8.2(b) of the Exchangeable Share Provisions as if references to Exchangeco therein were to Callco. If Callco exercises the Redemption Call Right then, on the Redemption Date or the Later Redemption Date, as applicable, Callco will purchase and the Exchangeable Shareholders (other than any Exchangeable Shareholder which is an Affiliate of GMS) will sell all of the Exchangeable Shares then outstanding on the Redemption Date or the Later Redemption Date, as applicable, for a price per Exchangeable Share equal to the Redemption Call Purchase Price.

4.3                                                                               Exercise of Redemption Call Right. For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, Callco shall, on or before the Redemption Date or the Later Redemption Date, as applicable, deliver or cause to be delivered to the holders of the Exchangeable Shares the Redemption Call Purchase Price for each Exchangeable Share to be purchased, upon presentation and surrender at the registered office of Exchangeco of the certificates (if any) representing such Exchangeable Shares and such documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the Constating Documents, including a representation and warranty by each holder of Exchangeable Shares to be purchased that such Exchangeable Shareholder is not a non-resident of Canada for purposes of the Income Tax Act (Canada) and such additional documents and instruments as Callco or its Affiliates may reasonably require. Payment of the total Redemption Call Purchase Price for such Exchangeable Shares shall be made by delivery to each Exchangeable Shareholder (other than any Exchangeable Shareholder which is an Affiliate of GMS), at the address of the holder recorded in the register of shareholders of Exchangeco or by holding for pick-up by the holder at the registered office of Exchangeco, of the Exchangeable Share Consideration (satisfied in accordance with Sections 2.2(3) and 2.2(4)) less any amounts properly withheld in accordance with applicable law and Section 13.3 of the Exchangeable Share Provisions. Provided that the total Redemption Call Purchase Price is delivered or paid on the Redemption Date or the Later Redemption Date, as applicable, the Exchangeable Shareholders (other than any Exchangeable

Shareholder which is an Affiliate of GMS) shall thereafter be considered and deemed for all purposes to be the holders of GMS Common Shares delivered to them. If Callco does not exercise the Redemption Call Right in the manner described above, on the Redemption Date or the Later Redemption Date, as applicable, the holders of the Exchangeable Shares so redeemed by Exchangeco will be entitled to receive in exchange therefor the Redemption Price otherwise payable by Exchangeco pursuant to Article 8 of the Exchangeable Share Provisions.

ARTICLE 5

RETRACTION CALL RIGHT

5.1                               Retraction Call Right. Upon receipt by Exchangeco of a Retraction Request, Exchangeco shall immediately notify GMS and Callco in writing thereof (a “Retraction Call Notice”) and shall provide to GMS and Callco a copy of the Retraction Request. Upon receipt by Callco of a Retraction Call Notice, Callco shall have the overriding right (the “Retraction Call Right”), notwithstanding Article 7 of the Exchangeable Share Provisions, to purchase from each such Exchangeable Shareholder that has delivered a Retraction Request on the Retraction Date all but not less than all of the Exchangeable Shares held by each such Exchangeable Shareholder on payment by Callco to each such Exchangeable Shareholder of an amount per Exchangeable Share (the “Retraction Call Purchase Price”) equal to the Exchangeable Share Consideration on the last Business Day prior to the Retraction Date.

5.2                               Notice of Exercise of Retraction Call Right. In order to exercise the Retraction Call Right, Callco must notify in writing Exchangeco and the holders of Exchangeable Shares of its determination to exercise the Retraction Call Right (the “Callco Call Notice”) within five (5) Business Days of receiving a Retraction Call Notice. If Callco delivers the Callco Call Notice within such five (5) Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 7.6 of the Exchangeable Share Provisions, the Retraction Request shall thereupon be considered to be an offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right. In such event, Exchangeco shall not redeem the Retracted Shares and Callco shall purchase from such holder and such holder shall sell to Callco on the Retraction Date the Retracted Shares for a purchase price per Exchangeable Share equal to the Retraction Call Purchase Price. The closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by Exchangeco of such Retracted Shares shall take place on the Retraction Date. In the event that Callco does not deliver a Callco Call Notice within such five (5) Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 7.6 of the Exchangeable Share Provisions, Exchangeco shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in Article 7 of the Exchangeable Share Provisions.

5.3                                                                               Exercise of Retraction Call Right. For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Retraction Call Right, Callco shall, on or before the Retraction Date, deliver or cause to be delivered to the holders of the Exchangeable Shares the Retraction Call Purchase Price for each Exchangeable Share to be purchased, upon presentation and surrender at the registered office of Exchangeco of the certificates (if any) representing such Exchangeable Shares and such documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the Constating Documents, including a representation and warranty by each holder of Exchangeable Shares to be purchased that such Exchangeable Shareholder is not a non-resident of Canada for purposes of the Income Tax Act (Canada) and such additional documents and instruments as Callco or its Affiliates may reasonably require. Payment of the total Retraction Call Purchase Price for such Exchangeable Shares shall be made by delivery to each such Exchangeable Shareholder that has delivered a Retraction Request, at the address of the holder recorded in the register of shareholders of Exchangeco or by holding for pick-up by the holder at the registered office of Exchangeco, of the Exchangeable Share Consideration (satisfied in accordance with Sections 2.2(3) and 2.2(4)) less any amounts properly withheld in accordance with applicable law and Section 13.3 of the Exchangeable Share Provisions. Provided that the total Retraction Call Purchase Price is delivered or paid on the Retraction Date, such Exchangeable Shareholders shall thereafter be considered and deemed for all purposes to be the holders of GMS Common Shares delivered to them.

ARTICLE 6

GMS SUCCESSORS

6.1                                                                               GMS Reorganizations. GMS shall not consummate any transaction (whether by way of reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless (i) such other person or continuing corporation (the “GMS Successor”) by operation of law becomes, without an additional act on its part, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction an agreement evidencing the assumption by the GMS Successor of all obligations of GMS under this Agreement; and (ii) in the event that GMS Common Shares are reclassified or otherwise changed as part of such transaction, the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares.

6.2                                                                               Vesting of Powers in Successor. Whenever the conditions of Section 6.1 have been duly observed and performed, the GMS Successor, Callco and Exchangeco shall execute any supplemental agreement as is reasonably required or reasonably deemed to be advisable to enable the parties to comply with Section 6.1 (and give notice thereof to the Exchangeable Shareholders), and thereupon the GMS Successor shall possess and from time to time may exercise each and every right and power of GMS under this Agreement in the name of GMS or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of GMS or any officers of GMS may be done and performed with like force and effect by the directors or officers of such GMS Successor.

6.3                                                                               Wholly-Owned Subsidiaries. Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of GMS with or into GMS or the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of GMS provided that all the assets of such subsidiary are transferred to GMS or another wholly-owned direct or indirect subsidiary of GMS and any such transactions are expressly permitted by this Article 6.

ARTICLE 7

SHAREHOLDER PROTECTIVE RIGHTS

7.1                                                                               GMS Stockholder Rights. Each Exchangeable Shareholder acknowledges and agrees that until its Exchangeable Shares are exchanged for GMS Common Shares pursuant to this Agreement or the Exchangeable Share Provisions, it has no rights to vote at any meetings of stockholders of GMS at which holders of GMS Common Shares are entitled to vote or with respect to any written consents sought by GMS from its stockholders including the holders of GMS Common Shares, including those matters which, under applicable law, require the holders of GMS Common Shares to vote on and/or approve as a separate class.

7.2                                                                               GMS Stockholder Information.

(1)                                 Notwithstanding the fact that the Exchangeable Shareholders do not have the right to vote as holders of GMS Common Shares, GMS, its Affiliates or its representatives shall promptly mail or cause to be mailed (or otherwise communicate in the same manner as GMS utilizes in communications to holders of GMS Common Shares subject to applicable regulatory requirements) to each of the Exchangeable Shareholders copies of all mailings and communications that it sends to holders of GMS Common Shares, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by GMS to the holders of GMS Common Shares.

(2)                                 Any written materials distributed by GMS pursuant to this Section 7.2 shall be sent by mail (or otherwise communicated in the same manner as GMS utilizes in communications to holders of GMS Common Shares subject to applicable regulatory requirements) to each Exchangeable Shareholder at its address as shown on the books of Exchangeco.

(3)                                 Notwithstanding anything to the contrary herein, GMS may satisfy the requirements of this Section 7.2 by making any such mailings and communications generally available on its website or by electronically filing such information with the Securities and Exchange Commission.

ARTICLE 8
GENERAL

8.1                                                                               Term. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than GMS or any of its Affiliates.

8.2                                                                               Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

8.3                                                                               Amendments, Modifications. This Agreement may not be amended or modified except by an agreement in writing executed by GMS, Callco and Exchangeco and approved by the Exchangeable Shareholders in accordance with Article 11 of the Exchangeable Share Provisions. At all times upon the occurrence of any event contemplated pursuant to Sections 2.1, 2.6 or 2.7 or any other provision of the Support Agreement, as a result of which either the GMS Common Shares or the Exchangeable Shares or both are in any way to be changed, this Agreement shall prior to or simultaneously with the change be amended and modified as necessary in order that it will apply with full force and effect, mutatis mutandis, to all new securities into which GMS Common Shares or Exchangeable Shares or both are so to be changed and, upon request by any of the Parties, the Parties shall execute and deliver an agreement in writing evidencing such necessary amendments and modifications.

8.4                                                                               Meeting to Consider Amendments. Exchangeco, at the request of GMS, shall call a meeting or meetings of the Exchangeable Shareholders for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 8.3. Any such meeting or meetings shall be called and held in accordance with the Constating Documents, the Exchangeable Share Provisions and all applicable laws.

8.5                                                                               Taxation. For purposes of this Agreement, upon any sale of Exchangeable Shares to Callco pursuant to the Exchangeable Shareholders’ Put Right, the Liquidation Call Right, the Redemption Call Right or the Retraction Call Right, the GMS Common Shares to be issued in connection with the payment of the total purchase price therefor shall be issued in the name of the Exchangeable Shareholder or in such names as such Exchangeable Shareholder may otherwise direct in writing, without charge to the Exchangeable Shareholder; provided, however, that such Exchangeable Shareholder: (a) shall pay (and neither Callco nor any of its Affiliates shall be required to pay) any documentary, stamp, transfer, or other similar taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Exchangeable Shareholder; or (b) shall have established, to the satisfaction of GMS and Exchangeco, that such taxes, if any, have been paid. The Exchangeable Shareholders acknowledge that Section 13.3 of the Exchangeable Share Provisions gives GMS, Callco, Exchangeco and their Affiliates rights of withholding in respect of applicable taxes which may be required to be deducted or withheld upon the payment of a dividend or any other amounts payable to any Exchangeable Shareholder, and that Section 13.3 of the Exchangeable Share Provisions shall apply in respect of any amount of tax required to be withheld from a payment to an Exchangeable Shareholder hereunder.

8.6                                                                               Enurement. This Agreement shall be binding upon and enure to the benefit of the Parties and their respective heirs, representatives, successors and permitted assigns.

8.7                                                                               Notices to Parties. All notices and other communications between the Parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed facsimile or electronic transmission.

If to the Exchangeable Shareholders, to the address listed in the Exchangeco share register for each Shareholder, with a copy to:

Torys LLP

79 Wellington St. W.

Box 270, TD South Tower

Toronto, Ontario, M5K 1N2

Canada

Attention: Guy Berman

Email:       gberman@torys.com

If to GMS, Callco and/or Exchangeco at the following address (or at such other address for any such Party as shall be specified in like notice):

GMS Inc.

100 Crescent Centre Pkwy #800

Tucker, GA 30084

USA

Attention: General Counsel

Email:       craig.apolinsky@gms.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Christopher Ewan

Email:       christopher.ewan@friedfrank.com

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

8.8                                                                               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. The transmission by facsimile or pdf of a copy of the execution page hereof reflecting the execution of this Agreement by any Party shall be effective to evidence that Party’s intention to be bound by this Agreement and that Party’s agreement to the terms, provisions and conditions hereof, all without the necessity of having to produce an original copy of such execution page.

8.9                                                                               Governing Law. This Agreement shall be governed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

8.10                                                                        Undertaking of GMS. GMS hereby acknowledges the provisions of this Agreement and undertakes to: (i) maintain the solvency of Exchangeco while any Exchangeable Shares are held by Exchangeable Shareholders, and (ii) cause Exchangeco and Callco to each take all actions necessary in order for it to comply with its respective obligations hereunder.

8.11                                                                        Attornment. Each Party agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of British Columbia, waives any objection which it may have now or hereafter, irrevocably submits to the jurisdiction of the courts of British Columbia in any such action or proceeding, agrees to be bound by any judgment of the said courts, and hereby waives any review of the merits of any such judgment by the courts of any other jurisdiction. Service of process may be made to each Party at the address set forth in Section 8.7, with the exception of GMS, which hereby appoints Exchangeco at its registered office in the Province of British Columbia as attorney for service of process.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date first above written.

GMS INC.

By:	/s/ H. Douglas Goforth
	Name:	H. Douglas Goforth
	Title:	Vice President, Chief Financial Officer and Treasurer

CANADA GYPSUM MANAGEMENT
AND SUPPLY, INC.

By:	/s/ H. Douglas Goforth
	Name:	H. Douglas Goforth
	Title:	Assistant Treasurer

GYP CANADA HOLDINGS III CORP.

By:	/s/ H. Douglas Goforth
	Name:	H. Douglas Goforth
	Title:	Assistant Treasurer

[Signature Page — Exchange Rights Agreement]

2515684 ONTARIO INC.

By:	/s/ Douglas Skrepnek
	Name:	Douglas Skrepnek
	Title:	President

SLEGG BUILDING MATERIALS LTD.

By:	/s/ Gordon Coutts
	Name:	Gordon Coutts
	Title:	President

[Signature Page — Exchange Rights Agreement]

SHOEFAM HOLDINGS INC.

By:	/s/ Ryan Shoemaker
	Name:	Ryan Shoemaker
Title:

[Signature Page — Exchange Rights Agreement]

SCHEDULE A

EXCHANGEABLE SHAREHOLDERS

Exchangeable Shareholder	Exchangeable Shares
2515684 Ontario Inc.	677,421
Slegg Building Materials Ltd.	225,806
Shoefam Holdings Inc. (formerly Vega Enterprises Inc.)	225,806

SCHEDULE B

NOTICE OF EXERCISE

To:                                                                             GMS Inc. (“GMS”)

And To:                                                   GYP Canada Holdings III Corp. (“Callco”)

And To:                                                   Canada Gypsum Management and Supply, Inc. (“Exchangeco”)

Re:                                                                             Exchangeable Shares of Exchangeco

THE UNDERSIGNED holder of exchangeable shares in the capital of Exchangeco (the “Exchangeable Shares”) hereby exercises the Exchangeable Shareholders’ Put Right so as to require Callco to purchase                                                                 Exchangeable Shares (the “Exchanged Shares”) registered in the name of the undersigned, subject to the rights, privileges, restrictions and conditions attached to the Exchangeable Shares (the “Exchangeable Share Provisions”). All capitalized words used in this notice have the respective meanings assigned thereto in the Exchangeable Share Provisions. The undersigned presents and surrenders with this notice of exercise any and all certificates that have been issued representing the Exchanged Shares. The undersigned hereby acknowledges that, to the extent any certificates have been issued representing the Exchanged Shares, a failure to present and surrender to Callco such certificates shall invalidate this notice of exercise.

THE UNDERSIGNED hereby represents and warrants that the undersigned:

(a)                                 has good title to and owns all of the Exchanged Shares free and clear of all liens, claims and encumbrances;

(b)                                 is not a non-resident of Canada for purposes of the Income Tax Act (Canada); and

(c)                                  shall, if requested, provide GMS, Callco and/or Exchangeco with such representations or certificates as are reasonably requested by GMS in order to comply with the U.S. Securities Act of 1933, as amended and all other applicable securities legislation.

DATED this        day of                                     , 20  .

(signed by holder of Exchanged Shares)

(print name of holder)

(print the name in which the GMS Common Shares are to be issued)	(print the name and address in which the certificate (if any), representing Exchangeable Shares not forming part of the Exchanged Shares, if any, is to be registered)

(print the address at which the certificate (if any) representing Exchangeable Shares not forming part of the Exchanged Shares, if any, is to be delivered - if left blank, such certificate shall be held for pick-up by the Exchangeable Shareholder of the registered office of Exchangeco)

B - 2